[ARTICLE] 5
[MULTIPLIER]   1,000

Part II.  Other information,   Item 6a.

Exhibit 11

                             CIRRUS LOGIC, INC.
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                  (In thousands, except per share amounts)
                                                           Quarter Ended           Two Quarters Ended
                                                   ------------ ------------  ------------ ------------
                                                     Sept.27,    Sept. 28,      Sept.27,    Sept. 28,
                                                       1997         1996          1997         1996
                                                   ------------ ------------  ------------ ------------
Primary:

Weighted average shares outstanding                     67,232       64,776        66,824       64,468

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    3,317            0*        2,375           N/A
                                                   ------------ ------------  ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        70,549       64,776        69,199       64,468
                                                   ============ ============  ============ ============

Net income (loss)                                       $8,938       $2,998       $11,418      ($4,607)
                                                   ============ ============  ============ ============

Net income (loss) per share                              $0.13        $0.05         $0.17       ($0.07)
                                                   ============ ============  ============ ============

Fully diluted:

Weighted average shares outstanding                     67,232       64,776        66,824       64,468

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                    3,387        1,890         2,413           N/A
                                                   ------------ ------------  ------------ ------------
Common and common equivalent shares used in
  the calculation of net income (loss) per share        70,619       66,666        69,237       64,468
                                                   ============ ============  ============ ============

Net income (loss)                                       $8,938       $2,998       $11,418      ($4,607)
                                                   ============ ============  ============ ============

Net income (loss) per share                              $0.13        $0.04         $0.16       ($0.07)
                                                   ============ ============  ============ ============

  * For the quarter ended September 28, 1996, under the modified treasury stock method, more common stock would have been repurchased than issued. Since the effect of this would have increased net income per share, the exercise of options is not assumed.
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